Exhibit 6.12

PROMISSORY NOTE

$515,317	August 28, 2026

FOR VALUE RECEIVED, the undersigned, Naoris Quantum Protocol, Inc., located at 848 Brickell Ave, PH 1, Miami, FL 33131 (“Maker”), hereby promises to pay to the order of Luxury Asset Lending LLC, 23 Corporate Plaza Drive Newport Beach CA 92660 , or its successors and permitted assigns (“Lender”), the principal sum of Five Hundred Thousand Three Hundred and Seventeen Dollars ($500,317) plus any addition to the Inducement Fee (defined below), each due and payable in cash in lawful money of the United States on the dates and in the manner set forth in this Promissory Note (this “Note”).

1.	Inducement. As an inducement to lend maker the full value of this Note, Maker agrees to pay Lender $50,000 in addition to the principal loan amount on the Maturity date.

2.	Interest. No interest.

3.	Payment of Principal and Inducement Fee. The principal amount of this Note and the Inducement Fee thereon shall be due and payable in full on Friday, November 26, 2026.

4.	Prepayment. The Maker may prepay any portion of the principal balance of this Note at any time without penalty.

5.	Default. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

a.	the Maker shall fail to pay when due (whether by acceleration or otherwise) principal or interest on this Note, and such default shall have continued for a period of five (5) days;

b.	a proceeding (other than a proceeding commenced by the Maker) shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and such proceedings shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days (so long as the Maker is diligently proceeding to effect such dismissal or stay) or such court shall enter a decree or order granting the relief sought in such proceeding; or

c.	the Maker commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law, or makes a general assignment for the benefit of creditors, or fails generally to pay his debts as they become due, or takes any action in furtherance of any of the foregoing;

6.	Remedies. Upon the occurrence of any Event of Default, the Lender may, Lender shall five Maker written notice of default mailing of written notice by Lender to Maker via U.S. Postal Service Certified Mail which shall constitute prima facie evidence of delivery. Maker will have 15 days after receipt of written notice of default from Lender to cure said default by making full payment of principal and inducement fee whose payment to Lender is overdue under the promissory note and, also, the late-payment penalty described below.

7.	Penalty for Default on Payment. There shall also be imposed in Maker a 10% penalty for default on payment and failure to pay principal and inducement fee if Maker fails to pay within 15 days of receipt of written notice of default to Lender.

8.	Covenants of the Company.

a.	Negative Covenants. Prior to the satisfaction of this Note, as applicable, without the prior written consent of the Holder, the Company shall not:

i.	create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of any Indebtedness other than (i) Indebtedness that by its terms is expressly subordinated to this Note in all respects and (ii) Permitted Indebtedness;

ii.	declare or pay any dividend or make any distribution (other than dividends or distributions payable in capital stock of such Person) with respect to the capital stock of such Person;

iii.	pay any expenses which are not mutually agreed upon by both the Maker and the Lender, in writing, aside from or in addition to, the expense payments listed in Exhibit A to this Promissory Note.

9.	Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the internal laws (other than the choice of law principles thereof) of the State of California.

10.	Waiver. No failure to exercise and no delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

11.	Amendment. This Note may be amended or modified only upon the written consent of both the Lender and the Maker. Any amendment must specifically state the provision or provisions to be amended and the manner in which such provision or provisions are to be amended.

12.	Entire Agreement. This Note constitutes the entire agreement of the Maker and the Lender with respect to the subject matter hereof and supersedes all other prior arrangements, understandings, statements, representations and warranties, expressed or implied, and no oral statements or prior written statements not contained in this Note shall have any force and effect.

13.	Counterparts. This Note may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument.

14.	Assignment. This Note may not be assigned and/or transferred in whole or in part by the Maker without the prior written consent of the Lender, which consent shall be in the Lender’s sole and absolute discretion. This Note may be assigned and/or transferred in whole or in part by the Lender at any time. The obligations of the Maker hereunder shall bind his heirs and permitted assigns, and all rights, benefits and privileges conferred on the Lender by this Note shall be and hereby are extended to, conferred upon, and may be enforced by, the successors and assigns of the Lender.

IN WITNESS WHEREOF, the Maker has executed this Note as of the date and year first above written.

/s/ David Carvhalo
David Carvhalo
CEO, Naoris Quantum Protocol Inc.